EXHIBIT 99.2

Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699

N E W S     R E L E A S E

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Lisa Fortuna
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6779
FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 21, 2006
LIBBEY INC. ANNOUNCES DETAILS ON CRISA ACQUISITION
Provides Outlook For Second Quarter 2006, Full Year 2007 and Refinancing Details
TOLEDO, OHIO, JUNE 21, 2006—Libbey Inc. (NYSE: LBY) announced today additional details with respect to its acquisition on June 16, 2006, of the 51 percent of Vitrocrisa, S. de R.L. de C.V. and related entities (Crisa) that it did not already own and the refinancing of the existing indebtedness of Libbey and Crisa. Libbey also announced today its outlook for the second quarter of 2006 and for 2007.
Details with respect to Crisa acquisition
As previously announced, on June 16, 2006, we acquired the remaining 51 percent of Crisa for $80 million in cash. In addition, we assumed Crisa’s approximately $70 million of indebtedness, of which we were responsible for 49 percent prior to the acquisition by virtue of our ownership of 49 percent of Crisa.
Rationale for the acquisition:
The acquisition of Crisa, which, with approximately $192 million in sales in 2005, is the largest glass tableware manufacturer in Latin America and has approximately 60 percent of the glass tableware market in Mexico, is consistent with our strategy to expand our sales base. We believe that we can increase the profitability of Crisa’s sales in the Mexican market by reducing Crisa’s costs through a rationalization, currently underway, of Crisa’s operations, as well as through implementation of Libbey’s proprietary technology in Crisa’s manufacturing facilities. The rationalization will include the integration, over a period of three years, of Crisa’s two manufacturing facilities into one. We anticipate that the attendant reduction in fixed costs will approximate $13 to $15 million on an annualized basis beginning in the second half of 2007. We expect to incur
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a total of approximately $20 million in capital expenditures during 2006 and 2007 in connection with this rationalization. In connection with the planned consolidation of Crisa’s two principal manufacturing facilities, we expect to incur charges of approximately $16 million, primarily in the second quarter of 2006, for a write-down of property, plant and equipment, a write-off of inventory and an increase in cost of sales due to the step up of inventory resulting from step acquisition accounting.
In addition, with average hourly labor rates that are approximately 16 percent of our average hourly labor rates in the United States, Crisa provides us with the ability to reduce our overall cost of manufacturing. We expect that these favorable labor rates, together with favorable duties that are eliminated altogether beginning in January 2008 on glass tableware imported from Mexico into the U.S., will permit us to recapture certain low margin business in the U.S. that we previously abdicated.
Finally, we expect to improve Libbey’s profitability through the elimination of a series of profit-sharing payments that we historically have made to Vitro under a distribution agreement that was terminated in connection with our acquisition of Vitro’s 51 percent interest in Crisa. These payments totaled $3.6 million in 2005. We also anticipate that Crisa’s profitability will improve as a result of the transfer by Crisa to Vitro of pension liabilities associated with Crisa employees who had retired as of the closing date. This would have resulted in savings of $3.8 million in 2005. The elimination of a corporate tax payable to Vitro, pursuant to an administrative services agreement that was terminated at closing, in an amount equal to approximately 1.5 percent of Crisa’s net sales or $2.6 million in 2005. Reduced rent and other expenses would have resulted in additional savings of $1.2 million in 2005.
Summary terms of the acquisition:
Salient terms of the acquisition include the following:
•	We paid $80 million for the remaining 51 percent equity interest in Crisa, and Vitro deposited $8 million of the purchase price into a Mexican trust to secure Vitro’s indemnification obligations.

•	We assumed $70 million of Crisa’s existing debt, although we previously were liable for 49 percent of that amount as a result of our 49 percent ownership of Crisa.

•	In connection with the acquisition, Crisa transferred to Vitro the pension liability for Crisa employees who had retired as of the closing date. We estimate that, by doing so, Crisa transferred to Vitro a liability of approximately $17 million at March 31, 2006.

•	In connection with the acquisition, Crisa transferred to Vitro real estate (land and buildings) on which one of Crisa’s two manufacturing facilities is located, but Crisa retained the right to occupy the facility transferred to Vitro for up to three years. Concurrently, Vitro transferred to Crisa ownership of the land on which a leased, state-of-the-art distribution center is located, along with racks and conveyors that Crisa leased from an affiliate of Vitro.

•	Vitro agreed to forgive $400 thousand of net intercompany payables owed by Crisa to Vitro for corporate services provided to Crisa during the term of the joint venture. Vitro agreed to defer receipt of approximately $8 million of intercompany payables
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until August 15, 2006 and approximately $19.9 million of intercompany payables until January 15, 2008.

•	Vitro agreed to provide transition services to Crisa for a period of three years and agreed to fix the charges for those services for the first two years at 2005 rates. In addition, Crisa is entitled to a credit against these charges in an amount equal to $625 thousand per year for the first two years.

•	Vitro waived its right to receive profit sharing payments of approximately $1.1 million from Libbey with sales of Crisa products made by Libbey in the U.S. and Canada from February 1, 2006 through June 15, 2006 under the now-terminated distribution agreement.

•	Vitro agreed not to compete with Crisa anywhere in the world (with limited exceptions) for five years.
Libbey estimates that the purchase price paid by it to Vitro represents a multiple of 5.9 times Crisa’s pro forma EBITDA for the twelve months ended March 31, 2006 (calculated as follows):

Purchase price		$80,000
Total debt	70,000
Additional amount incurred	51%	35,700

Purchase price including additional debt incurred		115,700

Crisa last twelve months (LTM) ended March 31, 2006 EBITDA	16,173
Equity interest purchased	51%	8,248

Pro forma adjustments (see detail below)	11,423
Portion to accrue to Libbey	100%	11,423

Pro forma purchased Crisa LTM March 31, 2006 EBITDA		$19,671

Purchase price (including debt) multiple of EBITDA		5.9 x

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Summary pro forma results of operations are as follows:

		Three months ended		LTM
	2005	3/31/2005	3/31/2006	3/31/2006
Libbey
Net sales	$568,133	$129,784	$134,866	$573,215
Earnings / (loss) before interest and tax (EBIT)	(10,450)	943	4,521	(6,872)
Add: special charges	27,236	2,997	—	24,239
Less: minority interest (5% for Crisal)	(34)	(15)	(96)	(115)
Adjusted historical EBIT	16,752	3,925	4,425	17,252
Pro forma adjustments:
Equity (earnings) / loss	4,100	(554)	(1,065)	3,589

Libbey adjusted pro forma EBIT	20,852	3,371	3,360	20,841

Depreciation & amortization	32,481	8,385	8,335	32,431

Libbey adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$53,333	$11,756	$11,695	$53,272

Crisa
Net sales	$190,178	$45,156	$47,566	$192,588
Earnings / (loss) before interest and tax (EBIT)	2,511	2,663	4,543	4,391

Pro forma adjustments:
Pension expense	3,779	945	1,319	4,153
Profit sharing expense	3,556	934	780	3,402
Vitro corporate tax	2,593	615	643	2,621
Rent expense	939	235	235	939
Other	274	(52)	(18)	308

Total Crisa pro forma adjustments	11,141	2,677	2,959	11,423

Crisa pro forma EBIT	13,652	5,340	7,502	15,814

Depreciation & amortization	12,341	3,613	3,054	11,782

Crisa pro forma earnings before interest tax depreciation and amortization (EBITDA)	$25,993	$8,953	$10,556	$27,596

Net sales adjustments and eliminations	(31,186)	(7,724)	(6,787)	(30,249)

Libbey consolidated pro forma
Pro forma net sales	$727,125	$167,216	$175,645	$735,554

Pro forma adjusted EBIT	$34,504	$8,711	$10,862	$36,655

Pro forma adjusted EBITDA	$79,326	$20,709	$22,251	$80,868

It is important to note that the above pro forma results include only contractual related adjustments and do not include the following:
•	Benefits related to planned manufacturing rationalization of Crisa’s operations;

•	Benefits related to implementation of Libbey’s proprietary furnace, manufacturing and mold technologies;

•	Other expected synergies;
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•	Costs (expense and capital expenditures) related to the planned manufacturing rationalization of Crisa’s operations; and

•	Anticipated tax benefits related to the acquisition and related refinancing.
Outlook for second quarter 2006
Due to the complexities related to the acquisition occurring mid-month in the last month of the quarter and in an effort to provide for a clean comparison with the prior year quarter, the Company is providing the following guidance for the second quarter of 2006 excluding the impact of the Crisa acquisition and related refinancing.
Libbey (including equity earnings from Crisa and excluding impact of acquisition and related refinancing):
We expect net sales to increase approximately 3.5 to 4.5 percent over the prior year to approximately $150 to $151 million. Net sales are expected to be up over the prior year across all channels of distribution with the exception of Syracuse China product sales, which are expected to be down as a result of the 38 day work stoppage at Syracuse China in the second quarter of 2006. EBIT is expected to be approximately $8.5 million, basically flat compared to prior year (excluding special charges of $6.4 million recorded in the prior year), but in line with budget. Depreciation and amortization will also be similar to last year, or approximately $8.1 million. EBIT was negatively impacted by manufacturing downtime in Shreveport related to a planned furnace rebuild, the Syracuse China work stoppage described above, increased pension and postretirement welfare expense, and increased natural gas costs.
With these projected second quarter results, first half 2006 net sales and EBIT will be up approximately 4.0 percent over the prior year.
The construction of our new glass tableware plant in China is progressing on time and on budget. As previously stated, we anticipate production to start in early 2007.
Crisa (total business, excluding impact of acquisition and related refinancing):
Although we will account for our investment in Crisa under the equity method from April 1 through June 15, 2006 we expect net sales for Crisa during the second quarter to be approximately $49 million, basically flat as compared to the prior year. We expect EBIT for the second quarter of 2006 to increase to approximately $3 million compared to $800 thousand in the second quarter of 2005. Factors contributing to the $2.2 million increase in EBIT over the prior year quarter are improved sales mix, increased production activity, and a translation gain vs. a translation loss in the prior year (driven by deprecation of the peso), partially offset by higher natural gas costs.
With these projected second quarter results, first half 2006 net sales will be up approximately 2.0 percent over the prior year and EBIT will be up approximately 98.0 percent over the prior year.
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We expect to provide additional information with respect to the outlook for the remainder of 2006 including the impact of the Crisa acquisition and our refinancing, when we release our financial results for the second quarter. However, during the second half of 2006 we expect to obtain the full year benefit of the City of Industry, California plant closure completed in the first quarter of 2005. As well as the full year benefit (estimated to be $4.5 million) of the 10 percent reduction in our North American salary workforce implemented in the first half of 2005. In addition, we do not expect 2006 to be impacted by the non-recurring $6.8 million increase in workers compensation expense in 2005 or the non-recurring $9.1 million expense related to our planned inventory reduction in the fourth quarter of 2005.
Outlook for 2007
As announced on April 3, 2006, we anticipate 2007 net sales in excess of $800 million and 2007 EBIT of $55 to $65 million. We expect that depreciation and amortization in 2007 will be approximately $40 million, resulting in estimated EBITDA of $95 to $105 million. Debt is projected to increase from the $474.9 million level at closing on June 16, 2006 to approximately $535 million at its peak during 2007. Contributing to the anticipated increase in debt during 2007 are capital expenditures required to complete the construction of our new glass tableware facility in China and capital expenditures to rationalize Crisa’s manufacturing operations, as well as an anticipated $35 million in pension and retiree welfare cash funding requirement primarily related to the expiration of the pension funding relief provisions at the end of 2005.
Details with respect to refinancing
The following table summarizes the Company’s new debt structure:

	Maturity		Balance at
	Date	Interest Rate	June 16, 2006
$150 million asset based loan (ABL) revolving credit facility	2010	Libor + 175 bps	$44,100

Senior secured notes, issued at 98% of par	2011	Libor (six month) + 700 bps	306,000

Senior subordinated secured pay-in-kind (PIK) notes, issued at 98% of par	2011	16% (applied against the accumulated principal and accrued PIK interest)	102,000

China construction loan	2012 — 2014	Floating (approximately 6% at closing)	15,000

Laredo warehouse mortgage	2006 — 2016	6%	2,100

Capital leases and other debt	2006 — 2009	Floating (approximately 6% at closing)	5,700

Weighted average interest rate / total debt at June 16, 2006		12.2%	$474,900

Note: in addition to interest on the debt balances disclosed above interest expense will include amortization of estimated finance fees of $14 million, amortization of original issue discount on senior secured notes of $6.1 million, amortization of original issue discount and discount attributable to estimated warrant value of $3.8 million, commitment fees of 25 bps on unused portion of ABL facility, and outstanding letter of credit fees.
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We believe that the new debt structure described above provides us with sufficient flexibility to accomplish our strategic initiates. Included in the second quarter 2006 results will be a write-off of unamortized finance fees for both Libbey and Crisa of approximately $3.5 million, which will be classified as interest expense.
Concluding comments
In conclusion John F. Meier, chairman and chief executive officer, provided the following comments, “We are pleased to complete the Crisa acquisition and are very excited about the long-term strategic value it will provide to our Company. Although costly, the new debt structure provides us the necessary capital to rationalize Crisa’s operations, while continuing to invest in our core U.S. and European operations. The debt agreements contain limited restrictions on our ability to operate our business, providing us with ample flexibility as we continue to improve our results though LEAN and other process improvement initiatives and complete the construction of our new glass tableware plant in China.”
Webcast information
Libbey will hold a conference call for investors on Wednesday, June 21, 2006, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1338671. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the sales and EBITDA projections for the Company and Crisa combined businesses in 2007; and (ii) the Company’s expectations regarding transition, integration and severance costs, as well as the amount and timing of anticipated synergies. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2006, and current report on Form 8-K filed with the Commission on May 15, 2006. Important factors potentially affecting performance include but are not limited to: results of the last two weeks of the second quarter of 2006, increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on
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pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include, the ability to successfully integrate the operations of Crisa and recognize the expected synergies and the ability of Vitro to supply necessary services to Crisa, and our ability to capitalize on the expanded platform that the acquisition of Crisa will provide.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in North America and one of the largest glass tableware manufacturers in the world;

•	has expanded its international presence with facilities in Mexico, the Netherlands, Portugal, and a facility in China planned to begin production in 2007;

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 90 countries.

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2005, Libbey Inc.’s net sales totaled $568.1 million.